   As filed with the Securities and Exchange Commission on March 9, 2000

                                                 Registration No. 333-30708
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                        Amendment No. 2 to FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------
                               Evoke Incorporated
             (Exact name of registrant as specified in its charter)

             Delaware                             7375                            84-1407805
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number)          Identification Number)

                                  -----------
                               1157 Century Drive
                              Louisville, CO 80027
                                 (800) 878-7326
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                               Paul A. Berberian
          Chairman of the Board, Chief Executive Officer and President
                               Evoke Incorporated
                               1157 Century Drive
                              Louisville, CO 80027
                                 (800) 878-7326
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies To:

              Michael L. Platt, Esq.                            Julie T. Spellman, Esq.
           Stephanie A. Anagnostou, Esq.                        Cravath, Swaine & Moore
                Cooley Godward LLP                                  Worldwide Plaza
         2595 Canyon Boulevard, Suite 250                          825 Eighth Avenue
              Boulder, CO 80302-6737                               New York, NY 10019
                  (303) 546-4000                                     (212) 474-1000

                                  -----------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
                                  -----------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

                             Explanatory Note

    The sole purpose of this filing is to include additional exhibits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee............ $  30,360
      NASD filing fee................................................    12,000
      Nasdaq National Market listing application fee.................    70,000
      Blue Sky fees and expenses.....................................     5,000
      Printing and engraving expenses................................   180,000
      Legal fees and expenses........................................   300,000
      Accounting fees and expenses...................................   200,000
      Transfer agent and registrar fees..............................     5,000
      Miscellaneous expenses.........................................   197,640
                                                                      ---------
        Total........................................................ 1,000,000
                                                                      =========

Item 14. Indemnification of Directors and Officers.

   Our bylaws provide that we will indemnify our directors and executive officers and may indemify our other officers, employees and agents to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors and executive officers will not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision of the certificate of incorporation does not eliminate the duty of care. In appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief are available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

   Each director will continue to be subject to liability for:

  .  breach of the director's duty of loyalty to Evoke and its stockholders;

  .  acts or omissions not in good faith or involving intentional misconduct;

  .  knowing violations of law;

  . any transaction from which the director derived an improper personal benefit;

  .  improper transactions between the director and Evoke; and

  . improper distributions to stockholders and improper loans to directors and officers.

   We intend to enter into indemnity agreements with each of its directors and executive officers under which each director and executive officer will be indemnified against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of Evoke. Our board of directors has authorized our officers to investigate and obtain directors' and officers' liability insurance.

   There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

   Described below is information regarding all securities that have been issued by Evoke since its inception.

     (a) From November 17, 1999 to December 15, 1999, we issued an aggregate of 33,333,333 shares of our Series D Preferred Stock to certain accredited investors at a purchase price of $3.00 per share for cash proceeds in the amount of $100.0 million.

     (b) From May 28, 1998 to June 30, 1998, we issued an aggregate of 9,953,935 shares of our Series C Preferred Stock to certain accredited investors at a purchase price of $1.04 per share for cash proceeds in the amount of $9,845,243 and in exchange for an aggregate of $506,849 in outstanding convertible promissory notes.

     (c) On September 2, 1997, we issued an aggregate of 10,135 shares of our Series B Preferred Stock to certain accredited investors at a purchase price of $100.00 per share for cash proceeds in the amount of $1,013,500.

     (d) On September 2, 1997, we issued an aggregate of 5,025,000 shares of our Series A Preferred Stock to Messrs. Berberian, LeJeal and Vernon at $0.10 per share in exchange for an aggregate of $525,000 in outstanding convertible promissory notes. Mr. Berberian is our chief executive officer, Mr. LeJeal is our chief operating officer, and Mr. Vernon is our chief technology officer.

     (e) On August 29, 1997, we issued an aggregate of 250,000 shares of our common stock to our landlord, BMC Properties, LLC at $0.10 per share in exchange for an aggregate of $25,000 in rental payments. Mr. Chrisman, one of our former directors, is a managing member of BMC Properties, LLC.

     (f) On April 18, 1997, we issued an aggregate of 50,000 shares of our common stock to Messrs. Berberian and LeJeal at $0.10 per share for cash proceeds in the amount of $5,000.

     (g) As of January 31, 2000, an aggregate of 958,457 shares of common stock had been issued upon exercise of options and stock issuance rights under our 1997 Stock Option/Stock Issuance Plan.

   The issuances of the securities described in (a), (b), (c), (d) and (e) above were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances of the securities described in (e) above were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act as transactions by an issuer in compensatory circumstances. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view for distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about Evoke.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
 No.     Description
 ------- -----------
 1.1*    Form of Underwriting Agreement.
 3.1**   Restated Certificate of Incorporation.
 3.2**   Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
 3.3**   Bylaws.
 3.4**   Amended and Restated Bylaws to become effective upon the closing of this offering.
 4.1**   Reference is made to Exhibits 3.1 through 3.4.
 4.2*    Specimen stock certificate representing shares of common stock.
 5.1*    Opinion of Cooley Godward LLP regarding the legality of the securities being registered.

--------

*  To be filed by amendment.
** Previously filed.

 Exhibit
 No.     Description
 ------- -----------
 10.1*   2000 Equity Incentive Plan.
 10.2*   2000 Employee Stock Purchase Plan.
 10.3**   Amended and Restated Stockholders' Agreement, among the Registrant, certain of its stockholders and certain of its management, dated
          November 17, 1999.
 10.4**   First Amendment to Amended and Restated Stockholders' Agreement,
          dated November 17, 1999, among the Registrant, certain of its stockholders and certain of its management, dated December 15,
          1999.
 10.5**   Amended and Restated Investors' Agreement, among the Registrant and certain of its stockholders, dated November 17, 1999.
 10.6**   First Amendment to Amended and Restated Investors' Agreement, dated as of November 17, 1999, among the Registrant and certain of its stockholders, dated December 15, 1999.
 10.7**   Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.8**   Series B Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated September 2, 1997.
 10.9**   Series C Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated May 27, 1998.
 10.10**  Series D Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated November 17, 1999.
 10.11**  First Amendment to Series D Preferred Stock Purchase Agreement,
          dated as of November 17, 1999 between Registrant and the parties named therein, dated December 15, 1999.
 10.12**  Note and Warrant Purchase Agreement, dated March 31, 1998, among
          Registrant and the partners named therein.
 10.13**  Lease, dated March 3, 1997, between BMC Properties, LLC and
          Registrant.
 10.14**  Lease, dated June 6, 1999, between BLC Properties, LLC and
          Registrant.
 10.15+   Source Code and Object Code License Agreement, dated December 29,
          1999, between Registrant and AudioTalk Networks, Inc.
 10.16**  Personal Services Agreement, dated November 17, 1999, between
          Registrant and Jim LeJeal.
 10.17**  Personal Services Agreement, dated November 17, 1999, between
          Registrant and Paul Berberian.
 10.18+   Services Agreement, date November 17, 1999, between the Registrant and At Home Corporation d.b.a Excite@Home.
 23.1**   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2**   Consent of KPMG LLP.
 24.1**   Powers of attorney (included on Page II-5).
 27**     Financial Data Schedule.

--------
*  To be filed by amendment.
+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

   (b) Financial Statement Schedules.

       Not applicable.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, County of Boulder, State of Colorado, on March 9, 2000.

                                                   /s/ Paul A. Berberian
                                          By:
                                             ----------------------------------
                                                     Paul A. Berberian
                                                     Chairman of the Board,
                                                     Chief Executive Officer
                                                     and President

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

         /s/ Paul A. Berberian              Chairman of the Board,       March 9, 2000
___________________________________________  Chief Executive Officer
             Paul A. Berberian               and President (Principal
                                             Executive Officer)

                 /s/ *                      Chief Operation Officer,     March 9, 2000
___________________________________________  Chief Financial Officer,
              James M. LeJeal                Secretary, Treasurer and
                                             Director (Principal
                                             Financial and Accounting
                                             Officer)

                 /s/ *                      Director                     March 9, 2000
___________________________________________
               Don Hutchison

                 /s/ *                      Director                     March 9, 2000
___________________________________________
              Bradley A. Feld

                 /s/ *                      Director                     March 9, 2000
___________________________________________
          Donald H. Parsons, Jr.
                 /s/ *                      Director                     March 9, 2000
___________________________________________
            Carol deB. Whitaker

   /S/ Paul A. Berberian

*By--_____________________

    Paul A. Berberian

     Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 No.     Description
 ------- -----------
  1.1*   Form of Underwriting Agreement.
  3.1**  Restated Certificate of Incorporation.
  3.2**  Form of Restated Certificate of Incorporation to become effective upon the closing of this offering.
  3.3**  Bylaws.
  3.4**  Amended and Restated Bylaws to become effective upon the closing of this offering.
  4.1**  Reference is made to Exhibits 3.1 through 3.4.
  4.2*   Specimen stock certificate representing shares of common stock.
  5.1*   Opinion of Cooley Godward LLP regarding the legality of the securities being registered.
 10.1*   2000 Equity Incentive Plan.
 10.2*   2000 Employee Stock Purchase Plan.
 10.3**  Amended and Restated Stockholders' Agreement, among the Registrant, certain of its stockholders and certain of its management, dated
         November 17, 1999.
 10.4**  First Amendment to Amended and Restated Stockholders' Agreement, dated
         November 17, 1999, among the Registrant, certain of its stockholders and certain of its management, dated December 15, 1999.
 10.5**  Amended and Restated Investors' Agreement, among the Registrant and certain of its stockholders, dated November 17, 1999.
 10.6**  First Amendment to Amended and Restated Investors' Agreement, dated as of November 17, 1999, among the Registrant and certain of its stockholders, dated December 15, 1999.
 10.7**  Form of Indemnity Agreement to be entered into between Registrant and each of its directors and executive officers.
 10.8**  Series B Preferred Stock Purchase Agreement, among Registrant and the parties named therein, as amended, dated September 2, 1997.
 10.9**  Series C Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated May 27, 1998.
 10.10** Series D Preferred Stock Purchase Agreement, among Evoke and the parties named therein, as amended, dated November 17, 1999.
 10.11** First Amendment to Series D Preferred Stock Purchase Agreement, dated as of November 17, 1999 between Registrant and the parties named therein, dated December 15, 1999.
 10.12** Note and Warrant Purchase Agreement, dated March 31, 1998, among
         Registrant and the partners named therein.
 10.13** Lease, dated March 3, 1997, between BMC Properties, LLC and
         Registrant.
 10.14** Lease, dated June 6, 1999, between BLC Properties, LLC and Registrant.
 10.15+  Source Code and Object Code License Agreement, dated December 29,
         1999, between Registrant and AudioTalk Networks, Inc.
 10.16** Personal Services Agreement, dated November 17, 1999, between
         Registrant and Jim LeJeal.
 10.17** Personal Services Agreement, dated November 17, 1999, between
         Registrant and Paul Berberian.
 10.18+  Services Agreement, dated November 17, 1999, between Registrant and At
         Home Corporation d.b.a. Excite@Home.
 23.1**  Consent of Cooley Godward LLP (included in Exhibit 5.1).
 23.2**  Consent of KPMG LLP.

--------
*  To be filed by amendment.
+ Confidential treatment to be requested with respect to portions of these exhibits.
** Previously filed.

 Exhibit
 No.     Description
 ------- -----------
 24.1**   Powers of attorney (included on Page II-5).
 27**    Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed.
 + Confidential treatment to be requested with respect to portions of these exhibits.

                                      I-2